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                        HERTZ TECHNOLOGY GROUP, INC.
                 PROSPECTUS SUPPLEMENT, DATED APRIL 14, 1997


    On April 10, 1997, the Underwriter released an aggregate of 150,000 Shares, registered in the name of Eli E. Hertz, from its original lock-up of 750,000 Shares being offered by the Selling Shareholders under the Alternate Prospectus, making a total of 362,500 Shares in the aggregate that have been released from the original lock-up. These newly released 150,000 Shares are being sold by Eli E. Hertz in a privately negotiated transaction.